Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178952

Prospectus Supplement to Prospectus Dated January 20, 2012

iCAD, Inc.

450,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement updates the prospectus dated January 20, 2012 relating to the offer for sale of up to an aggregate of 450,000 shares of common stock (giving effect to a one-for-five reverse stock split of such common stock effected August 15,2012 and the expiration of 100,000 post-reverse split shares that were included in such prospectus ) of iCAD, Inc. by the selling securityholders identified in this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.

We are providing this prospectus supplement to update the table in the prospectus under the caption “Selling Securityholders” to reflect the transfer of warrants to purchase shares of common stock by a selling securityholder. The amounts set forth below are based upon information provided to us by the selling securityholder (or his or its representative), or on our records, and are accurate to the best of our knowledge. Unless we indicate otherwise, the information in this prospectus supplement is as of May 2, 2014.

Name	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold	Shares of Common Stock Beneficially Owned After Offering	Percentage Ownership After Offering
Deerfield Private Design Fund II, L.P. (2)	167,760	167,760	0	0
Deerfield Private Design International II, L.P. (2)	192,240	192,240	0	0
Deerfield Special Situations Fund, L.P. (2)	35,100	35,100	0	0
Deerfield Special Situations International Master Fund, L.P. (2)	54,900	54,900	0	0

Total	450,000	450,000	0	0

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each securityholder named in the table has sole voting and investment power with respect to the shares set forth opposite such securityholder’s name.
(2)	The number of shares beneficially owned prior to the offering represents shares of common stock that may be issued upon exercise of Warrants. James E. Flynn, with an address at 780 Third Avenue, 37 Floor, New York, New York 10017 has voting and disposition power over these securities.

This prospectus supplement is not complete without the prospectus dated January 20, 2012, as supplemented to date, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is May 2, 2014.